Pope Resources Announces 22% Increase In Quarterly Distribution

POULSBO, Wash., July 18, 2013 /PRNewswire/ -- Pope Resources (NASDAQ:POPE) announced today a quarterly distribution of $0.55 per unit, effective for unitholders of record on August 5, 2013 and payable on August 22, 2013. This represents a $0.10, or 22%, increase from the prior quarterly distribution of $0.45 per unit. "We are pleased to announce this increase in our distribution payout, which reflects the gradual recovery in housing starts and the corresponding impact on our log markets," said David L. Nunes, President and CEO.

This release is intended to be a qualified notice under Treasury Regulation Section 1.1446-4(b). Brokers and nominees should treat one hundred percent (100.0%) of Pope Resources' distributions to foreign investors as being attributable to income that is effectively connected with a United States trade or business. Accordingly, Pope Resources' distributions to foreign investors are subject to federal income tax withholding at the highest applicable effective tax result.

About Pope Resources

Pope Resources, a publicly traded limited partnership, and its subsidiaries Olympic Resource Management and Olympic Property Group, own or manage 193,000 acres of timberland and development property in Washington, Oregon, and California. We also manage, co-invest in, and consolidate three timberland investment funds, for which we earn management fees. These timberland investment vehicles provide an efficient means of investing our own capital in Pacific Northwest timberland while earning fees from managing these vehicles for the third-party investors. The company and its predecessor companies have owned and managed timberlands and development properties for more than 150 years. Additional information on the company can be found at www.poperesources.com. The contents of our website are not incorporated into this release or into our filings with the Securities and Exchange Commission.

CONTACT: Tom Ringo, VP & CFO, 360.697.6626, Fax 360.697.1156